Exhibit 99.1

          GulfWest Energy Inc. Announces First Quarter Results for 2005



    HOUSTON--(BUSINESS WIRE)--May 17, 2005--GulfWest Energy Inc.
(OTCBB:GULF) today announced financial results for the first quarter of 2005. Highlights of those results are as follows:

    -- Improved significantly the financial flexibility of the Company through the repayment of substantially all of its existing debt with the proceeds from the sale of $42 million (approximately $38.5 million, after costs) in newly issued preferred stock to an affiliate of Oaktree Capital Management and others.

    -- Increased production to 6,803 mcf of natural gas equivalent (mcfe - one barrel of oil equals 6 mcfe) per day, an increase of 17% over the first quarter of 2004 and 10% over the fourth quarter of 2004, through initiation of a development plan on existing properties.

    -- Enhancement of its management team to position the Company for future growth through acquisition.

    Allan D. Keel, President and CEO, stated: "We are truly excited about the new opportunities that we can pursue now that we have successfully restored financial flexibility to the Company, added a strong financial partner in Oaktree Capital and enhanced our technical capabilities to allow us to grow through acquisition and selected exploration activity. The March 31, 2005 balance sheet reflects the improvement in our financial condition, and as we go forward in our plan to develop our existing reserve base in 2005, and complement that with acquisition and/or selected drilling opportunities, we should start to show improved operating results as well."

    First Quarter 2005 Results

    The Company produced an average of 6,803 mcfe of natural gas equivalent per day for the first quarter of 2005, compared to 5,832 mcfe per day in the first quarter of 2004. The 17% increase in equivalent production was attributable to workovers performed in the Grand Lake Field in the fourth quarter of 2004 and to two new wells drilled in the Iola Field in the first quarter of 2005.
    Revenues increased to $3.6 million in the first quarter of 2005, a 45% increase over the 2004 quarter, due to the increase in volumes and the increase in our average realized price to $5.94 per mcfe, compared to $4.76 per mcfe in the 2004 quarter.
    Cash flow from operations, exclusive of changes in working capital, for the first quarter of 2005 increased to $1,715,500, an 108% increase over the 2004 quarter. GulfWest reported a net loss for the 2005 quarter of $3,547,400, or $.17 per share, compared to a net loss of $303,000, or $.02 per share, for the 2004 first quarter. The net loss for the 2005 quarter included an expense of $2.4 million ($1.7 million after tax) for the writeoff of previously capitalized financing costs associated with debt repaid with the proceeds from the sale of the preferred stock, and included a $2.1 million ($1.3 million after tax) charge for the accrual of unrealized mark-to-market exposure under our oil and gas price hedging instruments. The 2004 quarter included a $0.3 million unrealized benefit related to the derivative instruments. Exclusive of these special items, net loss for the first quarter of 2005 would have been $615,800 or $.03 per share, compared to a net loss of $15,200, for the first quarter of 2004.

    Selected Financial and Operating Data

    The following table reflects certain comparative financial and operating data for the quarters ending March 31, 2005 and 2004:



                                                   Three Months Ended
                                                        March 31,
----------------------------------------------------------------------
                                                     2005       2004
----------------------------------------------------------------------
Total Volumes Sold:
   Crude oil (barrels)                              44,708     45,184
   Natural gas (mcf)                               344,015    253,756
   Natural gas equivalents (mcfe)                  612,263    524,860
----------------------------------------------------------------------

----------------------------------------------------------------------
Daily Sales Volumes:
   Crude oil (barrels)                                 497        502
   Natural gas (mcf)                                 3,822      2,820
   Natural gas equivalents (mcfe)                    6,803      5,832
----------------------------------------------------------------------

----------------------------------------------------------------------
Average oil sales price (per bbl):
   Average price received in field                  $47.82     $32.60
   Realized effects of hedging instruments         $(11.98)    $(4.63)
   Net realized price, after hedging                $35.84     $27.97

   Average basis differential (NYMEX - WTI)         $(2.16)    $(2.67)
----------------------------------------------------------------------

----------------------------------------------------------------------
Average gas sales price (per mcf):
   Average price received in field                   $6.26      $5.53
   Realized effects of hedging instruments           $(.35)     $(.66)
   Net realized price, after hedging                 $5.91      $4.87

   Average basis differential (Houston Ship
    Channel)                                          $.43       $.21
----------------------------------------------------------------------

----------------------------------------------------------------------
Selected Costs (per mcfe):
   Lease operating expenses                          $2.29      $2.50
   Depreciation and depletion expense                $1.07       $.84
   General and administrative expense                $1.01       $.76
   Interest                                          $1.96      $1.75
----------------------------------------------------------------------

----------------------------------------------------------------------
Cash provided by (used in) operating
 activities, exclusive of changes in
 working capital                                  $891,400   $(35,900)
----------------------------------------------------------------------

----------------------------------------------------------------------
Capital expenditures                            $2,107,200    $84,100
----------------------------------------------------------------------

----------------------------------------------------------------------
Dividends paid on preferred stock               $1,006,600         $0
----------------------------------------------------------------------


    Lease operating expenses increased 7% from $1,314,300 in the 2004 quarter to $1,400,900 for the first quarter of 2005 due to higher vendor prices. On a per unit basis, expenses decreased from $2.50 per mcfe in the 2004 quarter to $2.29 per mcfe in 2005 due to increased production on existing properties.
    DD&A increased 49% from $439,200 in the first quarter of 2004 to $655,800 in the 2005 quarter due to higher production volumes, and due to an increase in the DD&A rate from $.84 per mcfe in 2004 to $1.07 per mcfe in 2005. The increase in the DD&A rate can be attributed to the increase in amortizable costs associated with recompletions and development drilling on our existing proved undeveloped reserves.
    G&A expenses increased 54% from $401,200 in the first quarter of 2004 to $618,200 in the first quarter of 2005 due to the recent additions to our management team and to the accrual of $70,200 in non-cash stock option expense. On a per unit basis, expenses increased from $.76 per mcfe in the 2004 quarter to $1.01 per mcfe in 2005.
    Interest expense increased 30% from $920,200 in the March 2004 quarter to $1,198,500 in 2005, primarily due to the amortization of the remaining note discount associated with debt retired.



                         GULFWEST ENERGY INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 MARCH 31, 2005 AND DECEMBER 31, 2004

                                              March 31,   December 31,
ASSETS                                           2005         2004
                                             (Unaudited)   (Audited)
                                             ------------ ------------
Total current assets                          $5,212,530   $2,214,542
Net property and equipment                    51,497,562   50,123,316
Total other assets                             5,017,414    5,363,033
                                             ------------ ------------

Total Assets                                 $61,727,506  $57,700,891
                                             ============ ============

                                              March 31,   December 31,
                                                 2005         2004
LIABILITIES AND STOCKHOLDERS' EQUITY         (Unaudited)   (Audited)
                                             ------------ ------------
Total current liabilities                     $3,344,874  $35,568,417
Total non-current liabilities                  1,256,260    1,950,304
Derivative instruments                         3,519,009    1,505,527
Total stockholders' equity                    53,607,363   18,676,643
                                             ------------ ------------

Total Liabilities & Stockholders' Equity     $61,727,506  $57,700,891
                                             ============ ============

                         GULFWEST ENERGY INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                              (UNAUDITED)

                                          Three Months Ended March 31,
                                          ----------------------------
                                              2005           2004
                                          -------------  -------------

OPERATING REVENUES
  Oil and gas sales                         $3,634,160     $2,500,640
  Operating overhead and other income           30,173         38,089
                                          -------------  -------------
       Total Operating Revenues              3,664,333      2,538,729
                                          -------------  -------------

OPERATING EXPENSES
  Lease operating expenses                   1,400,864      1,314,284
  Depreciation, depletion and
   amortization                                655,778        439,202
  Dry holes, abandoned property and
   impaired assets                               2,156              -
  Accretion expense                             19,161         20,358
  General administrative                       618,227        401,192
                                          -------------  -------------
       Total Operating Expenses              2,696,186      2,175,036
                                          -------------  -------------


INCOME FROM OPERATIONS                         968,147        363,693
                                          -------------  -------------

OTHER INCOME AND EXPENSE
  Interest expense                          (1,198,501)      (920,168)
  Other financing costs                     (1,905,159)             -
  Loss on sale of property and equipment       (13,022)             -
  Unrealized gain (loss) on derivative
   instruments                              (2,013,481)       287,847
                                          -------------  -------------
       Total Other Income and (Expense)     (5,130,163)      (632,321)
                                          -------------  -------------

INCOME (LOSS) BEFORE INCOME TAXES           (4,162,016)      (268,628)

INCOME TAX BENEFIT                           1,387,691              -
                                          -------------  -------------

NET INCOME (LOSS)                           (2,774,325)      (268,628)

DIVIDENDS ON PREFERRED STOCK (Paid 2005 -
 $1,006,643; Paid 2004 - 0)                   (773,120)       (34,375)
                                          -------------  -------------

NET INCOME (LOSS) AVAILABLE TO COMMON
 SHAREHOLDERS                              $(3,547,445)     $(303,003)
                                          =============  =============

NET INCOME (LOSS) PER SHARE, BASIC AND
 DILUTED                                         $(.17)         $(.02)
                                          =============  =============

                         GULFWEST ENERGY INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                              (UNAUDITED)

                                          Three Months Ended March 31,
                                          ----------------------------
                                              2005           2004
                                          -------------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                        $(2,774,325)     $(268,628)
  Adjustments to reconcile net income
   (loss) to net cash
       Provided by operating activities:
          Depreciation, depletion and
           amortization                        655,778        439,202
          Accretion expense                     19,161         20,358
          Stock option expense                  70,250              -
          Debt issue cost expense            1,779,596              -
          Discount on note payable             502,120              -
          Deferred tax asset                (1,387,691)             -
          Note payable issued and charged
           to interest                               -         61,046
          Loss on sale of property and
           equipment                            13,022              -
          Unrealized (gain) loss on
           derivative instruments            2,013,482       (287,847)
          (Increase) in accounts
           receivable - trade, net            (949,222)      (269,388)
          (Increase) in prepaid expenses      (174,068)      (236,952)
          Increase (decrease) in accounts
           payable and accrued expenses     (2,571,623)       373,384
                                          -------------  -------------
              Net cash provided by (used
               in) operating activities     (2,803,520)      (168,825)
                                          -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of property and
    equipment                                   41,175              -
   Capital expenditures                     (2,061,503)       (84,082)
                                          -------------  -------------
              Net cash used in investing
               activities                   (2,020,328)       (84,082)
                                          -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of preferred stock,
   net                                      38,345,646              -
  Proceeds from common stock warrants
   exercised                                       200              -
  Payments on debt                         (31,803,219)      (122,867)
  Proceeds from debt issuance                  820,000        130,258
  Dividends paid                              (675,331)             -
                                          -------------  -------------
              Net cash provided by
               financing activities          6,687,296          7,391
                                          -------------  -------------

INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                 1,863,448       (245,516)

CASH AND CASH EQUIVALENTS,
  Beginning of period                          411,377        483,618
                                          -------------  -------------

CASH AND CASH EQUIVALENTS,
  End of period                             $2,274,825       $238,102
                                          =============  =============

CASH PAID FOR INTEREST                      $1,906,616       $778,889
                                          =============  =============


    Teleconference Call

    GulfWest Energy management will hold a conference call to discuss the information described in this press release as well as the first quarter financial results on Wednesday, May 18, 2005 at 9:30 a.m. CST. Those interested in participating may do so by calling the following phone number: 1-888-208-1812 (International 1-719-457-2654) and entering the participant code 7883469. A replay of the call will be available from May 18, 2005 through May 25, 2005 by dialing toll free 1-888-203-1112 (International 1-719-457-0820) and entering conference ID 7883469.

    This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning GulfWest's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that GulfWest expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions GulfWest made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond GulfWest's control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2004 and our Form 10-Q for the quarter ended March 31, 2005 for a further discussion of these risks.



    CONTACT: GulfWest Energy Inc., Houston
             E. Joseph Grady, 281-820-1919